Exhibit 99.1

Press Release	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com

AECOM increases quarterly dividend by 20%

DALLAS (November 17, 2022) — AECOM (NYSE: ACM), the world’s trusted infrastructure consulting firm, today announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, representing an increase of 20% from its previous quarterly dividend of $0.15 per share as part of its ongoing quarterly dividend program. The dividend is payable on January 20, 2023 to stockholders of record as of the close of business on January 4, 2023.

“The increase in our quarterly dividend reaffirms our long-term plan to return substantially all available cash flow to stockholders, including by raising our dividend per share by double digits annually,” said Troy Rudd, AECOM’s chief executive officer. “The strength of our balance sheet, growth strategy and consistently strong performance allowed us to return nearly $500 million to stockholders through share repurchases and dividends in fiscal 2022 as we continue to maximize value for shareholders.”

About AECOM

AECOM (NYSE: ACM) is the world’s trusted infrastructure consulting firm, delivering professional services throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, new energy, and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical and digital expertise, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.1 billion in fiscal year 2022. See how we are delivering sustainable legacies for generations to come at aecom.com and @AECOM.

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